Better Choice Announces Streamlining of Operations and Reduction in Workforce NEW YORK, March 2, 2023 (GLOBE NEWSWIRE) -- Better Choice Company Inc. (NYSE American: BTTR) (the “Company” or “Better Choice”), a pet health and wellness company, today announced the streamlining of operations and reduction in workforce. The reduction impacted approximately 25% of the Better Choice current workforce. The Company expects to save approximately $2.2 million on an annual basis. "This reduction, combined with the elimination of the COO role, will lower the cost structure of the business substantially in 2023, while also providing cost benefits in future years,” stated Lionel Conacher, Interim CEO. "Though the long-term opportunity for Better Choice remains strong, there is clearly some weakness in the current market. While we regret the impact of this decision on our employees, we believe the reduction in force is prudent.” The Company will provide further details when it reports fourth quarter and full year 2022 financial results. About Better Choice Company, Inc. Better Choice Company Inc. is a pet health and wellness company focused on providing pet products and services that help dogs and cats live healthier, happier and longer lives. We offer a broad portfolio of pet health and wellness products for dogs and cats sold under our Halo brand across multiple forms, including foods, treats, toppers, dental products, chews, and supplements. We have a demonstrated, multi-decade track record of success and are well positioned to benefit from the mainstream trends of growing pet humanization and consumer focus on health and wellness. Our products consist of kibble and canned dog and cat food, freeze-dried raw dog food and treats, vegan dog food and treats, oral care products and supplements. Halo’s core products are made with high-quality, thoughtfully sourced ingredients for natural, science-based nutrition. Each innovative recipe is formulated with leading veterinary and nutrition experts to deliver optimal health. For more information, please visit https://www.betterchoicecompany.com . Forward Looking Statements This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. The Company has based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. Some or all of the results anticipated by these forward-looking statements may not be achieved. Further information on the Company’s risk factors is contained in our filings with the SEC. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law. Company Contact: Better Choice Company Inc. Lionel Conacher, Interim CEO